EXHIBIT 99

TRIBUNE APPOINTS EXECUTIVES TO LEAD BROADCASTING DIVISION
John Reardon Named President & CEO;
John Vitanovec Promoted To Executive Vice President

CHICAGO, Nov. 10, 2005— Tribune Company (NYSE:TRB) today announced the appointment of John Reardon as president/chief executive officer of its broadcast group, overseeing the company’s 26 television stations, Superstation WGN, WGN Radio, and Tribune Entertainment. The company also announced the promotion of John Vitanovec to executive vice president. The appointments are effective immediately.

Reardon and Vitanovec had been serving as group vice presidents since March 2004. Both executives have been with Tribune for more than 20 years.

“John Reardon’s background in sales management at WGN-TV, his experience as general manager of KTLA, and most recently his role as regional vice president make him particularly well qualified to lead our broadcasting group,” said Dennis FitzSimons, Tribune’s chairman and chief executive officer. “John Vitanovec has served as general manager at Tribune stations in two of the country’s largest markets, Boston and Chicago, and has overseen tremendous growth at Superstation WGN. Tribune is fortunate to have these two talented and experienced leaders as part of its management team.”

Reardon had been responsible for the company’s television stations in the Western and Southern regions. Previously he served as general manager of KTLA from 1996 to 2004 and station manager from 1992 to 1996. Prior to KTLA, Reardon was director of sales for WGN-TV from 1989 to 1992. He began his career with Tribune as an account executive at WGN-TV in 1985.

“We have talented people and managers at each of Tribune’s 26 television stations and across Tribune Broadcasting,” said Reardon. “The success of our stations is based on localism, and I look forward to helping them serve viewers and advertisers in all our markets.”

Vitanovec has had responsibility for overseeing the division’s television stations in the Central and Eastern regions and Superstation WGN. Previously, Vitanovec served as general manager of WLVI-TV in Boston from 1995 to 1997, and later at WGN-TV from 1999 to 2004. He began his career with Tribune in 1984.

“Our television station group along with the national reach of Superstation WGN provides a great platform for serving advertisers and viewers,” said Vitanovec. “I look forward to working with John and our station management teams to capitalize on our unique position in the evolving media landscape.”

Brief Biographies of Reardon and Vitanovec

A Chicago native, born January 26, 1954, John Reardon holds a bachelor’s degree from Loyola University Chicago. He is a board member of the Television Bureau of Advertising and also serves on the board of the Lincoln Park Zoo in Chicago.

A Chicago native, born March 8, 1957, John Vitanovec holds a bachelor’s degree from DePaul University and an MBA from the University of Chicago. He serves on the DePaul University board of trustees and as an advisory council member for the College of Commerce, and is an advisory board member for the Northwestern University Media Management Center. He is a member of the board of directors of the Peggy Notebaert Nature Museum and is a member of the Executives’ Club of Chicago.

(Complete profiles and photos of Reardon and Vitanovec are available on request.)

TRIBUNE (NYSE:TRB) is one of the country’s top media companies, operating businesses in publishing and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune operates 11 leading daily newspapers including the Los Angeles Times, Chicago Tribune and Newsday, plus a wide range of targeted publications such as Spanish-language Hoy. The company’s broadcasting group operates 26 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

MEDIA CONTACT: Gary Weitman VP/Communications 312/222-3394 gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil SVP/Corporate Relations 312/222-3787 rmusil@tribune.com